Exhibit 99.1

Earnings Release

    Contact:

Cornell Stamoran (732) 537 6408 cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2010 THIRD QUARTER RESULTS

Somerset, N.J. – May 14, 2010 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industry, announced its financial results for the third fiscal quarter ended March 31, 2010. Catalent recognized net revenue of $431.1 million and a net loss of ($3.4) million for the quarter then ended. EBITDA and Adjusted EBITDA, as detailed in the attached schedules, for the twelve months ended March 31, 2010, were $24.4 million and $314.2 million, respectively. Adjusted EBITDA for the third quarter was $88.4 million, an increase of $11.2 million, or 15%, as compared to prior year. EBITDA and Adjusted EBITDA are defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said “Third quarter Adjusted EBITDA improved significantly over the prior year quarter, continuing the trend of double digit, year-over-year growth in Adjusted EBITDA recorded during the first and second quarters of this fiscal year. All of our reporting segment results were favorable compared to their respective prior year results, led by Oral Technologies which recorded revenue and EBITDA increases of 9% and 25%, respectively, primarily due to the strength of our proprietary oral dose form technologies globally. In addition, our focus on containing manufacturing costs across all of our businesses continues to drive year-over-year improvements in gross profits.”

Matthew Walsh, Catalent’s Chief Financial Officer, stated, “Year-to-date operating cash flow of $170 million is significantly ahead of the comparable prior year-to-date period and reflects stronger operating performance, as well as continuing improvements in working capital. We continue to operate with significant available liquidity – more than $470 million at quarter end – which continues to provide us with ample flexibility to pursue our growth initiatives.”

Results of Operations – Third Fiscal Quarter Ended March 31, 2010

Net revenue for the fiscal quarter ended March 31, 2010 was $431.1 million, an increase of $13.1 million compared to $418.0 million for the same period of fiscal year 2009. The weaker U.S. dollar favorably impacted our revenue by approximately 5%, or $19.9 million. Excluding the impact of foreign exchange rates, net revenue decreased by $6.9 million, or 2%, primarily due to decreased demand within our Packaging Services and Sterile Technologies segments. Revenue from our Sterile Technologies segment decreased by $8.2 million, or 14%, on a constant currency basis relative to the same period of fiscal year 2009 due to lower new product development and volume declines within our blow-fill-seal offering. Packaging Services revenue declined $9.1 million, or 10%, excluding the impact of foreign exchange translation, due to a decrease in demand for within our North American and European commercial packaging and printed components facilities. Excluding the impact of foreign exchange translation, Oral Technologies revenue increased $6.8 million, or 3%, driven by increased sales related to our Zydis® delivery platform. Revenue from Development and Clinical Services increased $3.0 million, or 9%, on a constant currency basis due to a modest net increase in demand for clinical services at several of our North American and European facilities.

Gross margin of $130.2 million increased $17.7 million, or 16%, compared to the same period of fiscal year 2009. Excluding the impact of foreign exchange translation of approximately 4%, or $4.8 million, gross margin increased by $12.9 million, or 12%. This increase was primarily driven by the revenue increases experienced in Oral Technologies as discussed above. Also contributing to the gross margin improvement was manufacturing indirect cost savings across the Packaging Services, Sterile Technologies and Development and Clinical Services segments driven by the our focus on cost management and operating efficiencies.

Selling, general and administrative (“SG&A”) expenses of $81.1 million in the third quarter of fiscal 2010 increased by approximately 18%, or $12.1 million, compared to the same period of fiscal year 2009. The weaker U.S. dollar increased our SG&A expenses by approximately $2.1 million, or 3%, compared to the same period of the prior year. Excluding the impact of foreign exchange rates, SG&A expenses increased approximately 15%, or $10.0 million, as compared to the same period in the prior year, largely as a result of an increase in R&D spending and incentive based variable employee related costs within our segments.

EBITDA from continuing operations for the third quarter of $71.6 million increased $191.6 million from the prior fiscal year primarily due to a decrease in non-cash goodwill and other asset impairment charges incurred in the comparable prior year period. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies EBITDA increased $11.9 million, or 20%, due primarily to the previously mentioned revenue increases within our Zydis® delivery platform. Development and Clinical Services EBITDA increased $3.1 million compared to the same period of the prior fiscal year due to the aforementioned increase in demand for clinical services at several of our facilities, and the implementation of manufacturing indirect and SG&A cost saving efficiencies across the segment. Within Packaging Services, EBITDA increased $2.7 million, or 54%, due to timing of revenues related to H1N1 production and favorable product mix within Commercial Packaging, as well as manufacturing indirect cost savings across the segment. Sterile Technologies EBITDA increased $0.9 million, or 15%, due to volume increases and manufacturing indirect cost saving efficiencies within our European Injectable facilities, partially offset by the blow-fill-seal revenue shortfall.

Adjusted EBITDA of $314.2 million for the twelve months ended March 31, 2010 increased $11.2 million compared with the twelve month period ended December 31, 2009, primarily due to improved operating performance as described above.

Results of Operations – Nine Months Ended March 31, 2010

Net revenue for the nine months ended March 31, 2010 of $1,280.2 million increased 4%, or $50.6 million, compared to the same period in fiscal 2009. The weaker U.S. dollar positively impacted our revenue by 2%, or $22.7 million. Excluding the impact of foreign exchange rates, net revenue increased by $27.9 million, or 2%, primarily due to increased demand within our Oral Technologies and Development and Clinical Services segments, partially offset by declines within our Packaging Services segment. Within Oral Technologies, the increase was driven by a demand increase within our controlled release offering, as well as an improvement in capacity utilization within our Zydis® delivery platform. Within Development and Clinical Services, the increase was primarily due to a modest increase in demand for clinical services at several of our North American and European facilities.

Gross margin of $353.8 million for the nine months ended March 31, 2010, increased by 18%, or $54.1 million, compared to the same period a year ago. The weaker U.S. dollar positively impacted our gross margin by 2%, or $4.7 million. Excluding the impact of foreign exchange rates, the increase in gross margin of $49.4 million was primarily due to the revenue increases within our Oral Technologies and Development and Clinical Services segments as discussed above, as well as manufacturing indirect cost savings across all reporting segments, led by Packaging Services and Sterile Technologies.

SG&A expenses of $227.8 million for the nine months ended March 31, 2010 increased by approximately 8%, or $17.8 million, compared to the same period of fiscal 2009. Excluding the impact of foreign exchange rates, SG&A expenses increased by $15.2 million compared to the same period in the prior year, attributable principally to an increase in R&D spending and incentive based variable employee related costs within our segments.

EBITDA from continuing operations for the nine months ended March 31, 2010 was ($59.1) million, a decrease of $38.5 million compared to the same period of fiscal year 2009, primarily due to an increase in non-cash goodwill and other asset impairment charges of $51.0 million. Within our operating segments and excluding the impact of foreign exchange translation, EBITDA within Oral Technologies increased $24.4 million, or 16%, due to previously mentioned demand increase within controlled release and improved capacity utilization within our Zydis® delivery platform. EBITDA within the Development and Clinical Services segment increased $11.0 million as a result of stronger demand within out European Clinical Services facilities and the implementation of manufacturing indirect and SG&A cost saving efficiencies. EBITDA within Packaging Services increased $10.6 million, or 79%, primarily related to H1N1 related services and favorable product mix within Commercial Packaging, as well as indirect cost savings efficiencies across the segment. Sterile Technologies EBITDA increased $3.5 million, or 16%, as compared to prior year due to seasonal and H1N1 flu favorable pricing and increased demand at our Brussels facility, as well as manufacturing indirect and SG&A cost savings within the segment.

Non-GAAP Financial Matters

Use of EBITDA and Adjusted EBITDA

In addition to disclosing financial results that are determined in accordance with GAAP, Catalent discloses EBITDA from continuing operations (“EBITDA”) and Adjusted EBITDA, which are non-GAAP measures. You should not consider EBITDA or Adjusted EBITDA as an alternative to operating or net earnings, determined in accordance with GAAP, as an indicator of Catalent’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity. EBITDA is calculated by the sum of earnings/(loss) from continuing operations before interest, taxes, depreciation and amortization.

We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use EBITDA for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense.

The Company’s credit facilities and the indentures governing the outstanding notes have certain covenants that use ratios utilizing a measure referred to as Adjusted EBITDA. The supplementary adjustments to EBITDA to derive Adjusted EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings that may be made with the SEC than as presented in this release, or not be presented at all. Included in this release is a reconciliation of earnings/loss from continuing operations to EBITDA and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Friday, May 14, 2010, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,000 people at 30 facilities worldwide and generated more than $1.7 billion in Fiscal 2009 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Increase /(Decrease)
			$	%
Net revenue	$431.1	$418.0	$13.1	3.1%
Cost of products sold	300.9	305.5	(4.6)	-1.5%

Gross margin	130.2	112.5	17.7	15.7%
Selling, general and administrative expenses	81.1	69.0	12.1	17.5%
Impairment charges and (gain)/loss on sale of assets	(0.7)	192.6	(193.3)	N.M.
Restructuring and other	7.7	7.7	—	N.M.

Operating earnings/(loss)	42.1	(156.8)	198.9	N.M.
Interest expense, net	37.3	42.0	(4.7)	-11.2%
Other (income)/expense, net	0.3	(9.5)	9.8	N.M.

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	4.5	(189.3)	193.8	N.M.
Income tax expense/(benefit)	7.3	3.8	3.5	92.1%

Earnings/(loss) from continuing operations	(2.8)	(193.1)	190.3	-98.5%
Earnings/(loss) from discontinued operations, net of tax	0.6	(12.6)	13.2	N.M.

Net earnings/(loss)	(2.2)	(205.7)	203.5	-98.9%
Less: Net earnings/(loss) attributable to noncontrolling interest	1.2	0.8	0.4	50.0%

Net earnings/(loss) attributable to Catalent	$(3.4)	$(206.5)	$203.1	-98.4%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Increase /(Decrease)
			$	%
Oral Technologies
Net revenue	$266.1	$244.4	$21.7	8.9%
Segment EBITDA	73.4	58.8	14.6	24.8%

Sterile Technologies
Net revenue	51.6	58.0	(6.4)	-11.0%
Segment EBITDA	7.3	6.0	1.3	21.7%

Packaging Services
Net revenue	86.7	93.5	(6.8)	-7.3%
Segment EBITDA	7.9	4.9	3.0	61.2%

Development & Clinical Services
Net revenue	39.7	35.6	4.1	11.5%
Segment EBITDA	6.9	3.4	3.5	N.M.

Inter-segment revenue elimination	(13.0)	(13.5)	0.5	-3.7%

Unallocated Costs	(23.9)	(193.1)	169.2	-87.6%

Combined Total
Net revenue	431.1	418.0	13.1	3.1%
EBITDA from continuing operations	$71.6	$(120.0)	$191.6	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Nine Months Ended March 31, 2010	Nine Months Ended March 31, 2009	Increase /(Decrease)
			$	%
Net revenue	$1,280.2	$1,229.6	$50.6	4.1%
Cost of products sold	926.4	929.9	(3.5)	-0.4%

Gross margin	353.8	299.7	54.1	18.1%
Selling, general and administrative expenses	227.8	210.0	17.8	8.5%
Impairment charges and (gain)/loss on sale of assets	243.5	192.5	51.0	26.5%
Restructuring and other	14.8	12.3	2.5	20.3%

Operating earnings/(loss)	(132.3)	(115.1)	(17.2)	14.9%
Interest expense, net	122.0	140.2	(18.2)	-13.0%
Other (income)/expense, net	21.4	10.7	10.7	N.M.

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(275.7)	(266.0)	(9.7)	3.6%
Income tax expense/(benefit)	15.1	3.4	11.7	N.M.

Earnings/(loss) from continuing operations	(290.8)	(269.4)	(21.4)	7.9%
Loss from discontinued operations, net of tax	(5.7)	(22.4)	16.7	-74.6%

Net earnings/(loss)	(296.5)	(291.8)	(4.7)	1.6%
Less: Net earnings/(loss) attributable to noncontrolling interest	0.3	(1.1)	1.4	N.M.

Net earnings/(loss) attributable to Catalent	$(296.8)	$(290.7)	$(6.1)	2.1%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Nine Months Ended March 31, 2010	Nine Months Ended March 31, 2009	Increase /(Decrease)
			$	%
Oral Technologies
Net revenue	$749.9	$703.2	$46.7	6.6%
Segment EBITDA	180.1	153.4	26.7	17.4%

Sterile Technologies
Net revenue	173.8	167.5	6.3	3.8%
Segment EBITDA	25.8	21.5	4.3	20.0%

Packaging Services
Net revenue	270.6	282.7	(12.1)	-4.3%
Segment EBITDA	24.3	13.4	10.9	81.3%

Development & Clinical Services
Net revenue	122.1	114.3	7.8	6.8%
Segment EBITDA	20.4	9.2	11.2	N.M.

Inter-segment revenue elimination	(36.2)	(38.1)	1.9	-5.0%

Unallocated Costs	(309.7)	(218.1)	(91.6)	42.0%

Combined Total
Net revenue	1,280.2	1,229.6	50.6	4.1%
EBITDA from continuing operations	$(59.1)	$(20.6)	$(38.5)	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months Ended Dec 31, 2009	Quarter Ended March 31, 2010	Twelve Months Ended March 31, 2010
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009

Earnings/(loss) from continuing operations (1)	(193.9)	(4.6)	(270.7)	(16.4)	(485.6)	(4.0)	(295.7)
Interest expense, net	42.0	41.4	40.6	44.1	168.1	37.3	163.4
Income tax (benefit)/provision	3.8	13.4	(10.6)	18.4	25.0	7.3	28.5
Depreciation and amortization	28.1	33.3	32.4	31.5	125.3	31.0	128.2

EBITDA	(120.0)	83.5	(208.3)	77.6	(167.2)	71.6	24.4

Equity compensation	0.3	(2.9)	(1.1)	1.3	(2.4)	1.0	(1.7)

Impairment charges and (gain)/loss on sale of assets	192.6	2.7	244.0	0.2	439.5	(0.7)	246.2
Restructuring and other special items	7.7	8.0	2.5	8.4	26.6	13.1	32.0
Other non-recurring items	2.0	0.6	0.1	(0.3)	2.4	(0.6)	(0.2)
Unrealized fx loss(gain) (included in other, net)	(11.6)	(11.8)	31.1	(13.1)	(5.4)	0.1	6.3
Other adjustments	3.7	(4.7)	(0.5)	1.0	(0.5)	1.4	(2.8)
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0

Subtotal	77.2	77.9	70.3	77.6	303.0	88.4	314.2
Estimated cost savings					—		—

Adjusted EBITDA	77.2	77.9	70.3	77.6	303.0		314.2

(1)	Effective July 1, 2009 we adopted an accounting standard which modified the presentation of earnings/(loss) attributable to noncontrolling interest on the Company’s Consolidated Statement of Operations. Accordingly, for the quarters ended September 30, 2009, December 31, 2009, and March 31, 2010 earnings/(loss) from continuing operations excludes amounts attributable to noncontrolling interests in order to maintain comparability with prior period as reported amounts.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	As of March 31, 2010	As of June 30, 2009
ASSETS
Current assets:
Cash and equivalents	$136.8	$63.9
Trade receivables, net	250.9	252.4
Inventories, net	158.3	182.0
Prepaid expenses and other	92.5	89.5
Assets held for sale from discontinued operations	—	18.2

Total current assets	638.5	606.0

Property and equipment, net	769.7	810.4

Other non-current assets, including intangible assets	1,409.5	1,715.4

Total assets	$2,817.7	$3,131.8

LIABILITIES and SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$26.0	$64.2
Accounts payable	116.0	127.0
Other accrued liabilities	269.9	192.7
Liabilities from discontinued operations	—	6.2

Total current liabilities	411.9	390.1

Long-term obligations, less current portion	2,267.6	2,283.1
Other non-current liabilities	376.9	378.1

Commitments and contingencies

Noncontrolling interest	1.6	3.1
Total Catalent shareholder’s equity	(240.3)	77.4

Total liabilities and shareholder’s equity	$2,817.7	$3,131.8

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Nine Months Ended March 31, 2010	Nine Months Ended March 31, 2009
Cash flows from operating activities
Net cash provided by/(used in) operating activities from continuing operations	$178.8	$77.8
Net cash provided by/(used in) operating activities from discontinued operations	(8.5)	3.5

Net cash provided by/(used in) operating activities	170.3	81.3

Cash flows from investing activities
Proceeds from sale of assets	1.0	1.9
Additions to property and equipment	(49.6)	(51.2)

Net cash provided by/(used in) investing activities from continuing operations	(48.6)	(49.3)
Net cash provided by/(used in) investing activities from discontinued operations	10.5	(2.3)

Net cash provided by/(used in) investing activities	(38.1)	(51.6)

Cash flows from financing activities
Net change in short term borrowings	(3.1)	(6.1)
Repayments of revolver credit facility	(36.0)	(25.0)
Borrowings from revolver credit facility	—	104.0
Reduction of long term obligations	(14.8)	(17.1)
Payment of noncontrolling interest dividend	(1.7)	(3.3)
Equity (redemption) contribution	0.5	(1.3)

Net cash provided by/(used in) financing activities from continuing operations	(55.1)	51.2
Net cash provided by/(used in) financing activities from discontinued operations	—	—

Net cash provided by/(used in) financing activities	(55.1)	51.2

Effect of foreign currency translation on cash	(4.2)	(20.1)

Net increase/(decrease) in cash and equivalents	72.9	60.8

Cash and equivalents at beginning of period	63.9	72.4

Cash and equivalents at end of period	$136.8	$133.2